                                                                 EXHIBIT (3)(a)




                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                              IRT PROPERTY COMPANY


       Pursuant to Section 14-2-1007 of the Georgia Business Corporation Code, IRT Property Company hereby amends and restates its Articles of Incorporation in their entirety as follows:

                                       I.

       The name of the corporation is IRT Property Company.

                                       II.

       The corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.

                                       III.

       The corporation shall have perpetual duration.

                                       IV.

       The nature of the business or purposes proposed to be transacted or promoted are as follows:

       (a) To acquire, manage, improve, deal with and dispose of interests in real and personal property.

       (b) To engage in any lawful act or activity for which corporations may be organized under the Georgia Business Corporation Code.

                                       V.

       5.1 The total number of shares of capital stock which the corporation shall have authority to issue is 85,000,000, of which 75,000,000 shall be Common Stock of the par value of $1.00 per share (hereinafter called the "Common Stock") and 10,000,000 shall be Preferred Stock of the par value of $1.00 per share (hereinafter called the "Preferred Stock").

       5.2 The Preferred Stock may be issued from time to time by the corporation in one or more distinct series, with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors of the corporation pursuant to authority to do so which is hereby vested in the Board of Directors. Each such series of Preferred Stock shall be distinctly designated. Shares of Preferred Stock of each series shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon may cumulate, if made cumulative. The voting rights, if any, of each such series and the preferences and relative, participating, optional and other special rights of each such series and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and the Board of Directors of the corporation is hereby expressly granted authority to fix, by resolutions duly adopted prior to the issuance of any shares of a particular series of Preferred Stock so designated by the Board of Directors, the voting powers of stock of such series, if any, and the designations, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof, if any, for such series, including without limitation the following:

       (a) The distinctive designation of and the number of shares of Preferred Stock which shall constitute such series; provided that such number may be increased (except where otherwise provided by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

       (b) The rate or rates and times at which, and the terms and conditions upon which, dividends, if any, on Preferred Stock of such series shall be payable upon declaration by the Board of Directors, whether such dividends shall be cumulative or noncumulative, and the extent of the preference, subordination or other relation, if any, of such dividends to the dividends payable on any other series of Preferred Stock or any other class of stock of the corporation;

       (c) Conversion, exchange, purchase or other privileges, if any, to acquire shares or other securities of any class or series, whether at the option of the corporation or of the holder, and if subject to conversion, exchange, purchase or similar privileges, the conversion, exchange or purchase prices or rates and such adjustments thereto as may be determined, the manner and time or times at which such privileges may be exercised, and the terms and conditions of such conversion, exchange, purchase or other privileges;

       (d) Whether or not Preferred Stock of such series shall be subject to redemption, and the redemption price or prices, redemption rate or rates, and any adjustments to such redemption prices or redemption rates as may be determined and the time or times at which, and the terms and conditions upon which, Preferred Stock of such series may be redeemed;

       (e) The rights, including the amount or amounts, if any, of preferential or other payments to which holders of shares of any series are entitled upon the dissolution, winding-up, voluntary or involuntary liquidation, distribution or sale or lease of all or substantially all of the assets of the corporation;

       (f) The terms of the sinking fund, retirement or redemption or purchase account, if any, to be provided for the Preferred Stock of such series; and

       (g) The voting powers, if any, of the holders of such series of Preferred Stock which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with any other series of the Preferred Stock as a class,
              (i) to vote not more than one vote per share of Preferred Stock on any or all matters voted upon by the shareholders and/or (ii) to elect one or more directors of the corporation if there has been a default in the payment of dividends on any one or more series of the Preferred Stock or under other circumstances and upon such other conditions as the Board of Directors may fix.

       5.3 Except as otherwise provided herein, the Board of Directors shall have authority to authorize the issuance, from time to time, without any vote or other action by the shareholders, of any or all shares of stock of the corporation of any class or series at any time authorized, and any securities convertible into or exchangeable for any such shares, and any options, rights or warrants to purchase or acquire any such shares, in each case to such persons and on such terms (including as a dividend or distribution on or with respect to, or in connection with a split or combination of, the outstanding shares of stock of the same or any other class or series) as the Board of Directors from time to time in its discretion lawfully may determine; provided, that the consideration for the issuance of shares of stock of the corporation (unless issued as such a dividend or distribution or in connection with such a split or combination) shall not be less than the par value of such shares. Shares so issued shall be fully paid stock, and the holders of such stock shall not be liable to any further call or assessments thereon.

                                       VI.

       All Directors shall hold office until the annual meeting of shareholders next ensuing and until their successors shall be elected and qualified, subject to earlier resignation or removal. Elections of Directors need not be by written ballot unless the By-Laws of the corporation so provide.

                                      VII.

       The Board of Directors, as well as the Stockholders, may make, alter or repeal the By-Laws of the corporation, to the extent permitted by such By-Laws.

                                      VIII.

       The Board of Directors is expressly authorized and empowered:

       (a) To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve.

       (b) To distribute ratably among the Stockholders such proportion of the cash available from operations, net profits, capital surplus or assets as they may from time to time deem proper.

       (c) To purchase for the corporation shares of its capital stock out of unreserved and unrestricted earned surplus and capital surplus available therefor and as otherwise provided by law.

       (d) To conduct the business of the corporation in such manner as to be eligible to qualify from time to time at the discretion of the Directors as a "real estate investment trust" under the provisions of the U.S. Internal Revenue Code.

                                       IX.

       No holder of any stock of the corporation, now or hereafter authorized, shall have preemptive rights with respect to any shares of capital stock of the corporation.

                                       X.

       If the Directors shall, at any time when the corporation is being, or intended to be, operated in a manner so as to qualify as a real estate investment trust under the Internal Revenue Code, be of the good faith opinion that direct or indirect ownership of shares of the corporation has or may become concentrated to an extent which is contrary to the requirements of Section 856(a)(5) and (6) of the Internal Revenue Code, then the Directors shall have the power (i) to call for redemption a number of such concentrated shares sufficient, in the opinion of the Directors, to maintain or bring the direct or indirect ownership of shares of the corporation into conformity with the requirements of said Section 856(a)(5) and (6) and (ii) to refuse to transfer shares to any person whose acquisition of the shares in question would, in the opinion of the Directors, result in a violation of said Section 856(a)(5) or
(6). The redemption price shall be equal to the fair market value of the shares as reflected in the latest bid quotation for the shares (if then traded over-the-counter) or the closing price (if then listed on a national securities exchange) on the business day preceding the day on which notice of redemption is sent, or, if no quotations or closing sale price for the shares are available as otherwise determined in good faith by the Directors. From and after the date fixed for redemption by the Directors, the holder of any shares so called for redemption shall cease to be entitled to dividends, voting rights and other benefits with respect to such shares excepting only the right to payment of the redemption price fixed as aforesaid. For the purposes of this Article, (a) the term "person" shall include any "individual" which term, in turn, shall be construed as defined in Section 542(a)(2) of the Internal Revenue Code, and (b) "ownership" of shares shall be determined as provided in Section 544 of the Internal Revenue Code. References herein to provisions of the Internal

Revenue Code as in effect on the date of the incorporation of the corporation shall include references to any successor provision of said Code as subsequently amended of similar import.

       Notwithstanding the provisions of this Article X, nothing in these Articles of Incorporation will preclude the settlement of any trade entered into through the facilities of the New York Stock Exchange.

                                       XI.

       11.1 A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, except for liability (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) of the types set forth in Section 14-2-154 of the Georgia Business Corporation Code; or (iv) for any transaction from which the director derived an improper personal benefit. The provisions of this article shall not apply with respect to acts or omissions occurring prior to the effective date of this article.

       11.2 Any repeal or modification of the provisions of this Article by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation with respect to any act or omission occurring prior to the effective date of such repeal or modification.

       11.3 If the Georgia Business Corporation Code hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Georgia Business Corporation Code. Specifically, and not in limitation of the foregoing sentence, it is anticipated that the Georgia Business Corporation Code will be amended in 1989 so as, among other things, to permit the elimination of the reference to a lack of "good faith" in clause (ii) of Section 11.1 above; therefore, effective immediately upon the effective date, if any, of such anticipated amendment, clause (ii) of
Section 11.1 above shall be deemed amended to read exactly as the corresponding provisions of the Georgia Business Corporation Code, as so amended.

       11.4 In the event that any of the provisions of this Article (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.


                                -----------------

       These Amended and Restated Articles of Incorporation do not contain amendments requiring shareholder approval, and were duly adopted in accordance with the applicable provisions of Sections 14-2-1002 and 14-2-1007 of the Georgia Business Corporation Code by the directors of the corporation effective as of July 23, 1997.

       These Amended and Restated Articles of Incorporation supersede the original Articles of Incorporation of the corporation as heretofore amended; provided that the term "effective date" relating to the limitation of director liability in Article XI shall refer to the date on which any such provision originally became effective rather than the date of this amendment and restatement.

       IN WITNESS WHEREOF, the undersigned executes these Amended and Restated Articles of Incorporation this 23rd day of July, 1997.


                                      IRT PROPERTY COMPANY


                                      By:/s/W. Benjamin Jones
                                         ------------------------------

                                         Name:/s/W. Benjamin Jones
                                              -------------------------

                                         Title:Executive Vice President
                                               ------------------------

                                   EXHIBIT E

                             FORM OF SWING LINE NOTE

$5,000,000.00                                                As of June 30, 1997


         FOR VALUE RECEIVED, the undersigned, IRT PROPERTY COMPANY, a Georgia corporation (the "Borrower"), promises to pay to the order of NATIONSBANK, N.A. (hereinafter, together with its successors and assigns, called the "Swing Line Lender"), at the office of the Administrative Agent the principal sum of FIVE MILLION AND 00/100s DOLLARS ($5,000,000.00) of United States funds, or, if less, so much thereof as may from time to time be advanced by the Swing Line Lender to the Borrower and is outstanding hereunder, plus interest as hereinafter provided. Such Swing Line Advances may be endorsed from time to time on the grid attached hereto, but the failure to make such notations (or any error in such notation) shall not affect the obligation of the Borrower to repay unpaid principal and interest hereunder.

         Except as otherwise defined or limited herein, capitalized terms used herein shall have the meanings ascribed to them in that certain Loan Agreement dated December 15, 1995 (as heretofore and hereafter amended from time to time, the "Loan Agreement") by and among the Borrower, the bank signatories thereto (together with their successors and assigns, the "Banks"), the Swing Line Lender and NationsBank, N.A. (formerly, NationsBank of Georgia, N.A.), as administrative agent for the Banks (the "Administrative Agent").

         The principal amount of this promissory note (this "Swing Line Note") shall be paid in such amounts and at such times as are set forth in the Loan Agreement. The entire principal balance of this Swing Line Note then outstanding shall be due and payable on the Maturity Date. This Swing Line Note may be prepaid at the option of the Borrower, and is subject to certain mandatory prepayments by the Borrower, on the terms set forth in the Loan Agreement.

         The Borrower shall be entitled to borrow, repay and reborrow hereunder pursuant to the terms, and subject to the conditions, of the Loan Agreement. Prepayment of the principal amount hereof may be made only as provided in the Loan Agreement.

         The Borrower shall pay interest from the date hereof on the daily amount of the unpaid principal balance hereof from time to time outstanding as provided in Article 2 of the Loan Agreement. Interest under this Swing Line Note shall also be due and payable when the entire principal amount of this Swing Line Note then outstanding shall become due and payable (whether at maturity, by reason of acceleration or otherwise). Except as expressly provided to the contrary in the Loan Agreement, the entire principal balance of this Swing Line Note then outstanding shall bear interest at the Default Rate upon the occurrence and during the continuance of an Event of Default, which Default Rate interest shall be payable on the earlier of DEMAND or the Maturity Date.

         In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowed by Applicable Law. In the event any such payment is inadvertently made by the Borrower or inadvertently received by the Swing Line Lender, then, if an Event of Default then exists, such excess sum shall be credited as a payment of principal, and, if no Event of Default then exists, such excess shall be returned to the Borrower forthwith. It is the express intent hereof that the Borrower not pay and the Swing Line Lender not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. In determining whether or not the amount of interest paid or payable, under any contingency, exceeds the amount of interest paid or payable if the Obligations had at all times accrued interest at the maximum rate permitted under Applicable Law, the Borrower and the Swing Line Lender agree that, to the maximum extent permitted under Applicable Law, (a) any nonprincipal payment shall be characterized as an expense, fee or premium rather than as interest, (b) prepayments and the effects thereof shall be excluded, (c) the total amount of interest shall be "spread" throughout the entire contemplated term of the Swing Line Loans to and including the Maturity Date, and (d) if the Obligations are paid and performed in full prior to the Maturity Date and if the aggregate amount of interest received by the Swing Line Lender for the actual period of existence thereof exceeds the amount of interest that would have accrued on the Obligations had the Obligations at all times from the inception thereof borne interest at the maximum rate permitted under Applicable Law, the Swing Line Lender shall refund to the Borrower the amount of such excess, and, in such event, the Swing Line Lender shall not be subject to any penalties provided by any Applicable Laws for contracting for, charging, reserving, taking or receiving interest in an amount in excess of the amount which would have accrued on the Obligations if the Obligations had, at all times from the inception thereof, borne interest at the maximum rate permitted under Applicable Law.

         This Swing Line Note evidences the Swing Line Lender's portion of the Swing Line Loans under, and is entitled to the benefits and subject to the terms of, the Loan Agreement which contains provisions with respect to the acceleration of the maturity of this Swing Line Note upon the happening of certain stated events. This Swing Line Note is also entitled to the benefits of the Loan Documents and any other agreement or instrument providing collateral for the Obligations, whether now or hereafter in existence, and any filings, instruments, agreements and documents related thereto and providing collateral for the Obligations. This Swing Line Note evidences the obligation of the Borrower to repay the aggregate principal amount of the Swing Line Loan made or to be made by the Swing Line Lender in accordance with the terms and provisions of this Swing Line Note and the Loan Agreement.

         Should any installment of interest or any installment of principal not be paid when due (and after the lapse of any applicable cure period), or should any other Event of Default occur under the Loan Agreement or any other Loan Document, then, and at any time thereafter, the Administrative Agent on behalf of the Swing Line Lender (but subject to the terms and provisions contained in the Loan Agreement) shall have the right and option, in its sole discretion, to exercise any and all of the remedies provided and available to it hereunder and under the Loan Agreement.

         All parties now or hereafter liable with respect to this Swing Line Note, whether the Borrower, any guarantor, endorser or any other person or entities, hereby waive presentment for payment, demand, notice of nonpayment or dishonor, protest and notice of protest, or any other notice of any kind with respect thereto.

         No delay or failure on the part of the Swing Line Lender in the exercise of any right or remedy hereunder, under the Loan Agreement or any security document pledging collateral or any guaranty or surety given to secure this Swing Line Note, or at law or in equity, shall operate as a waiver thereof, and no single or partial exercise by the Swing Line Lender (or the Administrative Agent on behalf of the Swing Line Lender) of any right or remedy hereunder, under the Loan Agreement or any security document pledging collateral or any guaranty or surety given to secure this Swing Line Note, or at law or in equity, shall preclude or estop another or further exercise thereof or the exercise of any other right or remedy.

         Principal and interest on this Swing Line Note shall be payable and paid in lawful money of the United States of America.

         The Borrower promises to pay all reasonable costs of collection, including, but not limited to, reasonable attorneys' fees and expenses actually incurred, should this Swing Line Note be collected by or through an attorney-at-law or under advice therefrom.

         Time is of the essence of this Swing Line Note.

         The Swing Line Lender shall be under no duty to exercise any or all of the rights and remedies given by this Swing Line Note and the Loan Agreement or under any of the other Loan Documents, and no party to this instrument shall be discharged from the obligations or undertaking hereunder, (a) should the Swing Line Lender (or the Administrative Agent on behalf of the Swing Line Lender) release or agree not to sue any Person against whom the party has, to the knowledge of the Swing Line Lender, a right to recourse (or be deemed to have so agreed), or (b) should the Swing Line Lender (or the Administrative Agent on behalf of the Swing Line Lender) agree to suspend the right to enforce this Swing Line Note or the Swing Line Lender's interest in any collateral pledged or any guaranty given to secure this Swing Line Note against such Person or otherwise discharge such Person (or be deemed to have so agreed).

         THIS SWING LINE NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF GEORGIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF GEORGIA (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF).

         IN WITNESS WHEREOF, the duly authorized officers of the Borrower have executed this Swing Line Note as of the day and year first above written.

                                        IRT PROPERTY COMPANY


                                        By:
                                           -------------------------------------

                                           Its:
                                               ---------------------------------


                                        Attest:
                                               ---------------------------------

                                               Its:
                                                   -----------------------------